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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K



                                 CURRENT REPORT



                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


      Date of Report (Date of earliest event reported): SEPTEMBER 11, 2000



                              QUEST SOFTWARE, INC.
               (Exact name of registrant as specified in charter)



          CALIFORNIA                 000-26937                   33-0231678
(State or other jurisdiction        (Commission                (IRS Employer
      of incorporation)             File Number)             Identification No.)


8001 IRVINE CENTER DRIVE, IRVINE, CALIFORNIA                        92618
  (Address of principal executive offices)                        (Zip Code)



       Registrant's telephone number, including area code: (949) 754-8000



                                 NOT APPLICABLE
         (Former name or former address, if changed since last report.)

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ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS.

        Pursuant to an Offer to Purchase commenced on August 18, 2000, 881229 Alberta Ltd. (the "Purchaser"), a corporation incorporated under the laws of the Province of Alberta and a wholly-owned subsidiary of Quest Software, Inc., a California corporation ("Quest"), offered to purchase all outstanding Class A Voting Common Shares and Class B Non-Voting Common Shares (collectively, the "FastLane Shares") of FastLane Technologies Inc., a corporation continued under the Canada Business Corporations Act ("FastLane"). The Offer was made pursuant to the terms of an Acquisition Agreement, dated as of June 28, 2000 (as amended, the "Acquisition Agreement"), by and among Quest, FastLane, the Purchaser and certain key shareholders of FastLane. FastLane provides enterprise directory management solutions for corporate networks including Microsoft Windows NT and Windows 2000 and its principal executive offices are located in Halifax, Nova Scotia.

        On September 11, 2000, the Purchaser accepted for payment all FastLane Shares validly tendered pursuant to the Offer and not withdrawn and extended the expiration date of the Offer to September 15, 2000. As of September 15, 2000, the FastLane Shares acquired by the Purchaser represented over 90% of the issued and outstanding FastLane Shares.

        Because more than 90% of the issued and outstanding FastLane Shares were tendered to the Offer, the Purchaser intends to exercise its right to acquire the remaining FastLane Shares by means of a compulsory acquisition under applicable provisions of the Canada Business Corporations Act. At the effective time of such transaction, each holder of remaining FastLane Shares (other than FastLane Shares held by the Purchaser) will be required to elect (a) to transfer their shares to the Purchaser on the terms on which the Purchaser acquired the shares of the holders who accepted the Offer, or (b) to demand the fair value of their shares, as determined by the Canadian courts in accordance with the applicable provisions of the Canada Business Corporations Act. As a result, the Purchaser will own all of the outstanding shares of capital stock of FastLane.

        The consideration paid by the Purchaser for each acquired FastLane Share consisted of U.S. $2.3537 in cash and 0.0791 of an exchangeable share of the Purchaser. The Purchaser's exchangeable shares are designed to represent the economic equivalent of shares of Quest common stock and may be exchanged for Quest shares on a one-for-one basis at any time within 5 years. All outstanding options to acquire FastLane Shares were exchanged for options to purchase Purchaser's exchangeable shares which, when issued upon the exercise of such options, will be exchangeable for Quest shares on the same basis. Based on the closing price of Quest Software common stock on September 11, 2000, the exchange ratio provided for in the Acquisition Agreement resulted in the acquisition of the issued and outstanding shares of FastLane capital stock (including shares to be acquired by means of a compulsory acquisition) for aggregate consideration valued at approximately U.S. $ 93.8 million, of which approximately $33.5 million was paid in cash and the remaining consideration was paid in the form of 1,125,301 exchangeable shares. The cash portion of the purchase price was made available to Purchaser by Quest, using existing cash balances. The amount of such consideration was determined based upon arm's-length negotiations between Quest and FastLane, and was designed to provide the opportunity for a tax-deferred exchange for Canadian holders of FastLane Shares. In addition, the Purchaser also assumed options to purchase FastLane Shares which, if exercised and ultimately exchanged for shares of Quest Common Stock, would result in the issuance of an additional 257,678 shares of Quest Common Stock.

        A copy of the Acquisition Agreement, as amended, is attached hereto as
Exhibit 99.1 and incorporated herein by reference.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

        (a) Financial Statements of Business Acquired:


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        The financial statements of FastLane required by this item are not included in this initial report, and will be filed within 60 days after the date that this initial report on Form 8-K was required to be filed.

        (b) Pro Forma Financial Information:

        The pro forma financial information relative to the acquired business is not included in this initial report, and will be filed within 60 days after the date that this initial report on Form 8-K was required to be filed.

        (c) Exhibits

            The following exhibits are filed with this Report:

            99.1 Acquisition Agreement, dated as of June 28, 2000, by and among Quest Software, the Purchaser, FastLane Technologies Inc. and certain key shareholders of FastLane Technologies Inc., as amended by an Amending Agreement dated as of August 4, 2000.


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                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                             QUEST SOFTWARE, INC.


Date: September 26, 2000                     By: /s/ John J. Laskey
                                                 -------------------------------
                                                     John J. Laskey,
                                                     Vice President, Finance and
                                                     Chief Financial Officer




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                                  EXHIBIT INDEX

           EXHIBIT
           NUMBER                  DESCRIPTION
           -------                 -----------

            99.1 Acquisition Agreement, dated as of June 28, 2000, by and among Quest Software, the Purchaser, FastLane Technologies Inc. and certain key shareholders of FastLane Technologies Inc., as amended by an Amending Agreement dated as of August 4, 2000.